Exhibit 14.1

HIGH ROLLER TECHNOLOGIES, INC.

CODE OF ETHICS

1. Purpose.

The Board of Directors (the “Board”, and each member of the Board, a “Director”) of High Roller Technologies, Inc., a Delaware corporation (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Chief Executive Officer, each other principal executive officer, the Chief Financial Officer, and Chief Accounting Officer and Corporate Controller, if any, (the Chief Financial Officer, Chief Accounting Officer and Controllers are hereinafter referred to as the “Senior Financial Officers”), as well as to the Directors of the Company and all fulltime and part-time employees of the Company (the “Employees” and collectively with Chief Executive Officer, Directors, and Senior Financial Officers, the “Covered Parties” ). The Controllers include higher ranking accounting personnel such as the Corporate Controller, Director of Accounting and Assistant Controller (or their equivalents), if any. The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with the Company’s outside legal counsel as appropriate.

2. Introduction.

The Covered Parties are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company’s business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, the Chief Executive Officer, each principal executive officer, each Senior Financial Officer, each Director and each Employee shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

•	Loyalty, Honesty and Integrity. You must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

•	Observance of Ethical Standards. When carrying out your duties and responsibilities on behalf of the Company, you must adhere to the high ethical standards described in this Code.

•	Accountability. You are responsible for your own adherence and the adherence of the other officers, Directors and Employees to whom this Code applies. Familiarize yourself with each provision of this Code and those set forth in the Company’s Insider Trading Policy.

3.  Integrity of Records and Financial Reporting.

The Chief Executive Officer and Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. As a public company, the Company files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the “SEC”). It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/or review of information included in the Company’s SEC filings to report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

The Chief Executive Officer and Senior Financial Officers are responsible for establishing, and together with the Directors or the members of the Company’s Audit Committee, as the case may be, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

To report complaint about our accounting, internal accounting controls or auditing matters or other concerns to the board of directors or the Audit Committee, you may communicate with any of our outside directors as a group or individually.

4. Conflicts of Interest.

You must not participate in any activity that could conflict with your duties and responsibilities to the Company. A “conflict of interest” arises when one’s personal interests or activities appear to or may influence that person’s ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Chair of the Audit Committee. In addition, because conflicts of interest are not always obvious, you are encouraged to bring questions about particular situations to the attention of the Chair of the Audit Committee.

This Code does not describe all possible conflicts of interest that could develop.

Some of the more common conflicts from which you must refrain are set forth below:

•	Family members. You may encounter a conflict of interest when doing business with or competing with organizations in which you have an ownership interest or your family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. You must not conduct business on behalf of the Company with family members or an organization with which your family member is associated, unless such business relationship has been disclosed and authorized by the Chair of the Audit Committee.

•	Improper conduct and activities. You may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. You may not accept compensation in any form for services performed for the Company from any source other than the Company.

•	Gifts. You and members of your immediate family may not accept gifts from persons or entities if such gifts are being made in order to influence you in your capacity as an employee or Director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

•	Personal use of Company assets. You may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

5. Corporate Opportunities.

The Covered Parties are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested Directors determine the Company will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

6. Compliance with Laws, Rules and Regulations.

It is the policy of the Company to comply with all applicable laws, rules and regulations, and the Company expects its Chief Executive Officer, principal executive officers, Senior Financial Officers, Directors and Employees shall carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

7. Encouraging the Reporting of any Illegal or Unethical Behavior.

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Chief Executive Officer, principal executive officers, Senior Financial Officers and Directors should promote an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

8. Fair Dealing.

The Chief Executive Officer, principal executive officers, Senior Financial Officers and Directors should deal fairly with the Company’s customers, suppliers, competitors and employees. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

9. Insider Trading.

The Covered Parties who have access to confidential information are not permitted to use or share that information for securities trading purposes, insider trading, or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. It is always illegal to trade in Company’s securities while in possession of material, non-public information, and it is also illegal to communicate or “tip” such information to others. While all employees are prohibited from insider trading, Company has adopted specific “Insider Trading Policy” applicable to the Company’s directors, executive officers and employees. This document is posted and available for review on Company’s website.

10. Confidentiality.

The Covered Parties must maintain the confidentiality of confidential information entrusted to them, except when disclosure is authorized by an appropriate legal officer of the Company or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

11. Protection and Proper Use of Company’s Assets.

The Covered Parties should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s equipment should not be used for non-Company business, though incidental personal use is permitted.

The obligation of Covered Parties to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.

12. Timely and Truthful Public Disclosure.

In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by the Company, and in other public communications made by the Company, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. They shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditors or investors.

13. Significant Account Deficiencies.

The Chief Executive Officer and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting.

14. Waivers.

It is the Company’s policy that waivers of this Code will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or stock exchange regulation.

15. Conclusion.

You should communicate any suspected violations of this Code, or any unethical behavior encompassed by this Code, promptly to the Chair of the Audit Committee. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board and appropriate disciplinary action will be taken in the event of any violations of the Code.

If there are any questions involving application of this Code, guidance should be sought from the Chair of the Audit Committee.

It shall also be the policy of the Company that the Chief Executive Officer, principal executive officers, each Director, each Vice President, the Chief Financial Officer, Chief Accounting Officer and Corporate Controller acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.